MERGER AGREEMENT

THIS MERGER AGREEMENT (hereinafter as the “Agreement”), dated May 6, 2021, is entered into by and between Global Transition Corporation, a Delaware Corporation (“Company”), and Global3pl, Inc., a Delaware Corporation (“Merger Sub”) a direct, totally held subsidiary of Cannagistics, Inc., a Delaware Corporation (“Holdco”), and is intended to operate concomitantly with that certain Plan of Reorganization filed contemporaneously with the Delaware Secretary of State of even date herewith, with reference to the following facts, terms, and provisions (the Company, Holdco and Merger Sub are herein collectively referred to as the “Participating Parties”, Holdco not being a part of the merger):

Recitals.

A.	The Company was initially formed and organized as a domestic, for-profit corporation in the State of Delaware on January 26, 2009.

B.	On May 6, 2021, the Company converted to a Delaware Corporation. As of the date hereof, the Company is a corporation in good standing under the laws of the State of Delaware.

C.	Upon entering into this Agreement, the Company’s Common Stock (as defined below) is quoted to trade over-the-counter in the United States and elsewhere under the symbol “CNGT” (US.CNGT.PK), and its primary trading venue is over the Link ATS operated by OTC Markets Group, Inc. (“OTC”).

D.	The Company’s authorized capital stock in the State of Delaware, as well as that of Holdco and of Merger Sub, each being a mirror image of the others, consists of 500,000,000 (Five Hundred Million) shares of common stock par value of $0.0001 per share and Twenty Million (20,000,000) shares of preferred stock par value of $0.0001 per share.

E.	To effect the overall transaction evidenced by this Agreement, and to qualify as a tax-free reorganization under Section 368, et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), the Company formed Holdco in the State of Delaware on May 6, 2021, and Holdco, as a validly existing Delaware Corporation, formed Merger Sub in the State of Delaware on May 6, 2021.

F.	As of the date hereof, Holdco’s authorized capital structure is identical to the capital structure of the Company.

G.	As of the date hereof, Merger Sub’s authorized capital structure is identical to the capital structure of the Company and Holdco.

H.	The Articles of Incorporation and the Bylaws of the Company immediately after the Effective Time (as hereinafter defined) will contain the provisions relative to shareholders and contained in the Articles of Incorporation and Bylaws of Merger Sub immediately after the Effective Time (to the extent required by the Delaware General Corporation Law of the State of Delaware) (hereinafter “DGCL”) and the applicable provisions of the Code).

I.	The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Merger Sub as of the Effective Time.

J.	The Company desires to create a new holding company structure in accordance with the DGCL by merging Merger Sub with and into the Company with Merger Sub being the surviving corporation and converting each outstanding share of Company Common Stock into a like number of shares of Holdco Common Stock, all in accordance with the terms of this and that certain Plan of Reorganization.

K.	The Boards of Directors of Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”). No vote or solicitation of votes is required by the Company, Merger Sub, or Holdco, as permitted by applicable provisions of the DGCL, however, certain shareholders acting by written consent approved the Merger and the concomitant Plan of Reorganization.

L.	For U. S. Federal income tax purposes, the Merger and concomitant Plan of Reorganization are operative and shall, in every respect, qualify as and is intended to be a reorganization under the applicable provisions of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Participating Parties hereby agree as follows:

The foregoing recitals are hereby incorporated herein by this reference.

ARTICLE I

THE MERGER.

1.1.	The Merger. In accordance with the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub, at the Effective Time (which term is hereinafter defined), shall be merged with and into the Company; the separate corporate existence of the Company shall cease; and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Entity”. At the Effective Time, the effect of the Merger shall become effective as provided in the DGCL. Following the Merger, the surviving entity will be the wholly-owned subsidiary of Holdco. As provided for in the Plan of Reorganization, each outstanding share of what was previously the Company Common Stock, shall instead become, and thereafter constitute, an outstanding share of Holdco Common Stock.

1.2.	Effective Time. For book-entry and accounting purposes, the Merger shall become effective at 12:01 a.m. Mountain Time on May 6, 2021 (hereinafter the “Effective Time”).

1.3.	Articles of Incorporation. From and after the Effective Time, the provisions set forth in the Articles of Incorporation of the Company that apply to the rights, preferences, and designations of the holders of Company Common Stock, as in effect immediately prior to the Effective Time, shall be the provisions set forth in the Articles of Incorporation of the Surviving Entity until thereafter amended or as otherwise provided by law.

1.4.	Powers. The business and affairs of the Surviving Entity shall be managed by, or conducted under the direction of, a board of directors, which shall exercise all the powers of the Surviving Entity except as are by law or by the Articles of Incorporation and/or the Bylaws of the Surviving Entity conferred upon or reserved to the stockholders of the Surviving Entity.

1.5.	Bylaws. From and after the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the Bylaws of the Surviving Entity until thereafter amended or repealed as provided therein.

1.6.	Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and/or the Bylaws of the Surviving Entity, or as otherwise provided by law.

1.7.	Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and/or the Bylaws of the Surviving Entity or as otherwise provided by law.

1.8.	Additional Actions. Subject to the terms of this Agreement, the Parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm, of record, or otherwise, in the Surviving Entity’s right, title, or interest in, to, or under any of the rights, properties, or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Entity, as a result of, or in connection with, the Merger, or otherwise, to carry out this Agreement, then, and in such case, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each or either of Merger Sub and/or the Company, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each or either of Merger Sub and/or the Company, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Entity, or otherwise, to carry out the intended purpose of this Agreement.

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ARTICLE II

ACTIONS TO BE TAKEN IN

CONNECTION WITH THE MERGER.

Section 2.1 Post-Effective Amendments. It is the intent of the parties that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings, if any, of Global3pl, Inc./Merger Sub under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Cannagistics, Inc./Holdco will file post-effective amendments to Global3pl, Inc./Merger Sub’s currently effective registration statements, if any, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 2.2 Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger to constitute a tax-free reorganization within the meaning of Section 368 of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken.

ARTICLE III

CONDITIONS TO MERGER

Section 3.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of Cannagistics, Inc./Holdco, Global3pl, Inc./Merger Sub or the Company. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of any such participant, by reason of this Agreement.

Section 4.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 5.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.3 Further Assurances. From time to time, and when required by any Participating Party the other Participating Parties shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and to take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, as deemed necessary by the requesting party, whether to carry out the purposes of this Agreement or otherwise, and the officers and directors of each participant are authorized fully in the name and on behalf of such participant, as applicable, or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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Section 5.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 5.6 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of any class of stock whatsoever, in connection with the Merger or in connection with the Plan of Reorganization.

Section 5.7 Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the mutual consent of the parties to this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto; provided however, that the Surviving Entity may take whatever action may be deemed necessary by the Surviving Entity on behalf of the non-Surviving Entity, which action shall be just as effective as if taken by, or in the case of a document, executed by the non-Surviving Entity.

ARTICLE VI

MISCELLANEOUS PROVISIONS.

6.1.	Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware for contracts made and performed in that state, except for conflicts of laws rules.

6.2.	Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement, this Agreement.

6.3.	Entire Agreement. This Agreement, including each document and instrument directly associated hereto and referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

6.4.	Severability. The provisions of this Agreement and in that certain Plan of Reorganization that operate concomitantly herewith, are severable, and in the event that any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof or thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Cannagistics, Inc.

a Delaware Corporation (“Holdco”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

Global Transition Corporation,

a Delaware Corporation (“Company”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

Global3pl, Inc.,

a Delaware Corporation (“Merger Sub”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

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Exhibit A

CERTIFICATE OF MERGER

Global3pl, Inc.,

Global Transition Corporation,

Pursuant to the Delaware General Corporation Law (the “DGCL”), Global3pl, Inc., a Delaware Corporation, in connection with the merger of Global Transition Corporation, a Delaware Corporation, with and into Global3pl, Inc. (this being hereinafter referred to as the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name State of Incorporation

Global Transition Corporation Delaware

Global3pl, Inc. Delaware

SECOND: An Agreement and Plan of Merger, dated as of May 6, 2021, by and among Global3pl, Inc., Cannagistics, Inc., and Global Transition Corporation (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each participant to such Merger Agreement, in accordance with the DGCL, Cannagistics, Inc. not being a party to the merger, but just being the parent company and, separately, involved in a share exchange so as to become the successor issuer and the publicly traded company.

THIRD: The name of the surviving corporation is Global3pl, Inc. (the “Surviving Corporation”), with Global Transition Corporation not surviving, with Global3pl, Inc. continuing in existence as the subsidiary of Cannagistics, Inc., the successor issuer.

FOURTH: The Merger shall become effective upon filing.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at 2110 5th Avenue, Ronkonkoma, NY 11779. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost to any stockholder of either corporation.

SIXTH: Following the Merger and its effectiveness, Cannagistics, Inc. will become the parent corporation to Global3pl, Inc. and its sole shareholder, with Global Transition Corporation ceasing to exist.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this May 6, 2021.

Global3pl, Inc., a Delaware Corporation

/s/ James W. Zimbler
James W. Zimbler, Vice President/Director

Cannagistics, Inc., a Delaware Corporation

/s/ James W. Zimbler
James W. Zimbler, Vice President/Director

Global Transition Corporation, a Delaware Corporation

/s/ James W. Zimbler
James W. Zimbler, Vice President/Director

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